Exhibit 99.1

Sbarro, Inc. Announces Results of Operations for the Fourth Quarter and Fiscal Year Ended December 27, 2009

MELVILLE, N.Y.--(BUSINESS WIRE)--March 26, 2010--Sbarro, Inc. (the “Company”) announced today results of operations for the fourth quarter and the fiscal year ended December 27, 2009. The Company’s detailed results are included in its Annual Report on Form 10-K, which was filed with the SEC on March 26, 2010.

Fourth Quarter Financial Results

Revenues were $94.0 million for the quarter ended December 27, 2009 as compared to revenues of $98.7 million for the quarter ended December 28, 2008. The decrease in revenues was due to a 4.6% decrease in Company-owned comparable-unit sales, lost sales from stores strategically closed and a decline in royalties on franchise sales, offset by sales generated by new Company-owned stores opened in 2009 and 2008. Domestic franchise comparable-unit sales declined 6.2%. The decrease in Company-owned and domestic franchise comparable-unit sales primarily reflects continued reduced mall traffic throughout the United States as a result of the current economic environment. Without consideration for foreign currency fluctuations, international franchise comparable-unit sales declined 4.4%. The strengthening of the U.S. Dollar relative to virtually all foreign currencies added an additional 2.7% decline in international franchise comparable unit sales.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreements, was $16.2 million for the quarter ended December 27, 2009 as compared to $17.1 million for the quarter ended December 28, 2008. The decline was primarily the result of the decline in Company-owned comparable-unit sales and royalties on franchise sales, partially offset by cost savings initiatives and reduced commodity costs during the quarter.

As discussed in Exhibit A, EBITDA is a non-GAAP financial measure that management believes is an important metric for us to report to our investors, as we consider it a helpful additional indicator of our ability to meet future debt obligations and to comply with certain covenants in our borrowing agreements which are tied to this metric. Exhibit A includes a reconciliation of EBITDA to net loss, which is the most directly comparable financial measure under United States Generally Accepted Accounting Principles (“GAAP”). Exhibit A also identifies adjustments to EBITDA that are provided for under the Company’s bank credit agreements.

Year to Date Financial Results

Revenues were $339.3 million for the year ended December 27, 2009 as compared to revenues of $359.2 million for the year ended December 28, 2008. The decrease in revenues was primarily due to a 4.9% decrease in Company-owned comparable-unit sales, lost sales from stores strategically closed and a decline in royalties on franchise sales, offset by revenues generated by new Company-owned stores opened in 2008 and 2009. Domestic franchise comparable-unit sales declined 5.6%. The decrease in Company-owned and domestic franchise comparable-unit sales primarily reflects reduced mall traffic throughout the United States as a result of the current economic environment. Without consideration for foreign currency fluctuations, international franchise comparable-unit sales declined 7.8%. The strengthening of the U.S. Dollar relative to virtually all foreign currencies added an additional 13.7% decline in international franchise comparable unit sales.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreements, was $44.7 million for the year ended December 27, 2009 as compared to $43.7 million for the year ended December 28, 2008. The improvement was primarily the result of cost savings initiatives and reduced commodity costs, partially offset by the decline in Company-owned comparable-unit sales and royalties on franchise sales.

The Company was in compliance with all covenants as calculated in accordance with the terms of its bank credit agreements for the twelve months ended December 27, 2009.

Peter Beaudrault, Chairman of the Board, President and CEO of Sbarro, commented, “Our results for the quarter and the year continued to be impacted by the challenging economic environment; however, as a result of aggressive cost controls and lower commodity costs, we were able to produce higher year over year bank EBITDA for 2009."

Conference Call Scheduled

Sbarro, Inc. will host a conference call on April 15, 2010 at 11:00 AM Eastern Daylight Time to discuss results of operations for the quarter and year ended December 27, 2009. There are two ways to participate in the conference call-via conference call or webcast. Domestic callers may dial in at 1-877-941-4774. International callers may dial in at 1-480-629-9760. Request to be connected to the Sbarro, Inc. Year End Fiscal 2009 Earnings Conference Call, confirmation number 4275185. Callers should dial in five to ten minutes before the scheduled start time. You may also access the conference call via webcast by visiting Sbarro Inc.’s website (http://www.sbarro.com), selecting Investors, and going to Investor Presentations.

An archived copy of the call will be available for a week to replay beginning at 2:00 PM (EDT) on April 15, 2010. Domestic callers may dial 1-800-406-7325 and International callers may dial 1-303-590-3030. The replay PIN number is 4275185. An archived copy of the call will also be available by accessing Sbarro, Inc.’s homepage.

About the Company

Based in Melville, New York, we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have 1,056 restaurants in 41 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/.

Forward-Looking Statement Disclosure

This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about non-historical matters and often are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. These forward-looking statements include statements about anticipated future store openings and growth and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include: (1) general economic, inflation, national security, weather and business conditions; (2) decrease in mall traffic, and other events arising from the downturn in the economy; (3) the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; (4) changes in consumer tastes; (5) changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located; (6) our ability to continue to attract franchisees; (7) the success of our present, and any future, joint ventures and other expansion opportunities; (8) changes in commodity and commodity related prices (particularly cheese and flour), beverage and paper products; (9) our ability to pass along cost increases to our customers; (10) increases in the Federal minimum wage; (11) the continuity of services of members of our senior management team; (12) our ability to attract and retain competent restaurant and executive managerial personnel; (13) competition; (14) the level of, and our ability to comply with, government regulations; (15) our ability to generate sufficient cash flow to make interest payments under our borrowing agreements; (16) our ability to comply with financial covenants and ratios and the effects the restrictions imposed by those financial covenants and ratios may have on our ability to operate our business; (17) our ability to repurchase and/or repay amounts under our borrowing agreements to the extent required in the event of certain circumstances as defined in our borrowing agreements; and (18) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SBARRO, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands)

	For the three months ended December 27, 2009	For the three months ended December 28, 2008

Revenues:
Restaurant sales	$89,318	$94,944
Franchise related income	4,722	3,733
Total revenues	94,040	98,677

Costs and expenses:
Cost of food and paper products	18,188	20,692
Payroll and other employee benefits	23,263	24,680
Other operating costs	30,900	32,006
Other income, net	(1,018)	(1,713)
Depreciation and amortization	4,319	4,374
General and administrative	8,488	8,474
Goodwill & other intangible asset impairment	-	68,475
Asset impairment, restaurant closings/remodels	3,110	2,630
Total costs and expenses, net	87,250	159,618

Operating income (loss)	6,790	(60,941)

Other (expense) income:
Interest expense	(7,493)	(6,791)
Interest income	-	39
Net other expense	(7,493)	(6,752)

Loss before income taxes and equity investments	(703)	(67,693)

Income tax expense	131	14,290

Loss before equity investments	(834)	(81,983)

Loss from equity investments	(50)	(58)

Net loss	(884)	(82,041)
Less net loss (income) attributable to non-controlling interests	385	(321)
Net loss attributable to Sbarro, Inc.	$(499)	$(82,362)

SBARRO, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Year Ended December 27, 2009	For the Fiscal Year Ended December 28, 2008
Revenues:
Restaurant sales	$324,401	$343,323
Franchise related income	14,884	15,841
Total revenues	339,285	359,164

Costs and expenses:
Cost of food and paper products	66,305	77,675
Payroll and other employee benefits	89,310	95,540
Other operating costs	120,815	124,404
Other income, net	(3,903)	(4,498)
Depreciation and amortization	16,616	17,094
General and administrative	31,100	29,449
Goodwill & other intangible asset impairment	31,474	68,475
Asset impairment, restaurant closings/remodels	5,415	3,814
Total costs and expenses, net	357,132	411,953

Operating loss	(17,847)	(52,789)

Other (expense) income:
Interest expense	(28,240)	(28,408)
Write-off of deferred financing costs	(423)	-
Interest income	34	171
Net other expense	(28,629)	(28,237)

Loss before income taxes and equity investments	(46,476)	(81,026)

Income tax (benefit) expense	(9,349)	9,353

Loss before equity investments	(37,127)	(90,379)

Loss from equity investments	(213)	(243)

Net loss	(37,340)	(90,622)
Less net loss (income) attributable to non-controlling interests	141	(646)
Net loss attributable to Sbarro, Inc.	$(37,199)	$(91,268)

Sbarro, Inc. EBITDA Reconciliation Year to Date and Quarters Ended December 27, 2009 and December 28, 2008 (unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA, as calculated under the Company’s bank credit agreements, includes certain additional adjustments, as set forth in the reconciliation that follows. EBITDA is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company's profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts of, and investors in, our Senior Notes due 2015 (“Senior Notes”), and our lenders as EBITDA is one of the measures used in calculating our compliance with certain financial ratios in the indenture governing our Senior Notes and in determining compliance with certain financial covenants under the Company’s bank credit agreements.

Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities. The calculation of EBITDA under our bank credit agreements and under the indenture governing our Senior Notes may differ, because of differences in the definitions contained in those two documents. We provide a calculation of EBITDA under our bank credit agreements because we are required to satisfy a quarterly financial measurement that uses EBITDA as a compliance metric. Our indenture does not include a similar quarterly compliance covenant.

The following tables reconcile net loss attributable to Sbarro, Inc. for the following periods in 2009 and 2008, respectively, to EBITDA as defined in the Company’s bank credit agreements for the same periods. We believe that net loss is the most directly comparable GAAP financial measure to EBITDA. All amounts below are in thousands.

	Three months ended December 27, 2009	Three months ended December 28, 2008

Net loss attributable to Sbarro, Inc.	$(499)	$(82,362)
Interest expense	7,493	6,791
Interest income	-	(39)
Income tax expense	131	14,290
Depreciation and amortization	4,319	4,374
EBITDA attributable to Sbarro, Inc.	11,444	(56,946)

Goodwill & other intangible asset impairment	-	68,475

EBITDA attributable to Sbarro, Inc. exclusive of goodwill & other intangible asset impairment	11,444	11,529

Adjustments:
Non-cash charges, litigation charges and non-recurring income, net (1)	2,761	3,950
Professional fees expensed for credit amendment, management fees and related expenses (2)	306	740
Restructuring related expenses, store closing costs and severance (3)	1,192	283
Preopening, joint venture operations and taxes in lieu of income tax	545	586

EBITDA in accordance with bank credit agreement	$16,248	$17,088

	Twelve months ended December 27, 2009	Twelve months ended December 28, 2008

Net loss attributable to Sbarro, Inc.	$(37,199)	$(91,268)
Interest expense	28,240	28,408
Interest income	(34)	(171)
Income tax (benefit) expense	(9,349)	9,353
Depreciation and amortization	16,616	17,094
EBITDA attributable to Sbarro, Inc.	(1,726)	(36,584)

Goodwill & other intangible asset impairment	31,474	68,475

EBITDA attributable to Sbarro, Inc. exclusive of goodwill & other intangible asset impairment	29,748	31,891

Adjustments:

Non-cash charges, litigation charges and non-recurring income, net (1)	6,002	5,358
Professional fees expensed for credit amendment, management fees and related expenses (2)	1,596	1,502

Restructuring related expenses, store closing costs and severance (3)	5,605	3,214

Preopening, joint venture operations and taxes in lieu of income tax	1,789	1,739

EBITDA in accordance with bank credit agreement	$44,740	$43,704

________

(1) Expenses relating to non-cash charges including deferred rent and asset impairments.

(2) Financial advisory, accounting, legal and other similar advisory and consulting fees relating to the credit facility amendment and 2nd lien transaction and accrued management fees and expenses.

(3) Restructuring related expenses, severance or the discontinuance of any portion of operations, employees and/or management and operating losses of closed stores.

CONTACT:
Sbarro, Inc.
Carolyn M. Spatafora, 631-715-4100
Chief Financial Officer